News Release

Hi-Crush Partners LP Announces Completion of Acquisitions of Permian Basin Sand, Whitehall Facility and Remaining Interest in Augusta Facility; Underwriter's Exercise of Overallotment Option

Houston, Texas, March 21, 2017 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today announced that it has completed its previously announced series of purchase agreements, including the acquisition of Permian Basin Sand Company, LLC ("Permian Basin Sand"), the acquisition of the Whitehall facility, the acquisition of the remaining 2% additional interest in Hi-Crush Augusta LLC ("Augusta") and additional properties located near the Whitehall facility. Total consideration for these acquisitions was $340 million in cash and 3,438,789 newly issued common units, exclusive of contingent earnout consideration associated with the Whitehall transaction. Hi-Crush today also announced that underwriters have exercised its full overallotment option on its previously completed public offering of common units.

"We are extremely excited to complete these acquisitions, which collectively, significantly advance our leading position as a complete provider of a full range of raw frac sand and related services," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush Partners. "Construction is underway on our new 3 million ton per year production facility in the heart of the Permian Basin, with completion expected late in the third quarter of 2017. Once complete, Hi-Crush will own and operate approximately 13.4 million tons of total frac sand capacity, which coupled with our industry-leading logistics network including our PropStreamTM last-mile logistics solution, position Hi-Crush to serve the growing needs of our customers and the industry overall."

The Partnership completed its previously announced Permian Basin Sand acquisition from a third-party. Permian Basin Sand includes a 1,226-acre frac sand reserve consisting of more than 55 million tons of 100 mesh frac sand, strategically positioned in the Permian Basin, located within 75 miles of significant Delaware and Midland Basin activity. Hi-Crush acquired Permian Basin Sand for total consideration of $200 million in cash and 3,438,789 newly issued common units to the seller. Hi-Crush previously announced that it is in the process of constructing an on-site processing plant capable of producing 3 million tons per year (the "Kermit facility"). Total cost for construction of the Kermit production facility is expected to be in the range of $45 million to $50 million, with an in-service date planned during the third quarter of 2017. The acquisition of Permian Basin Sand also includes certain rights to purchase additional acreage of reserves.

Hi-Crush also completed its previously announced acquisition of all of the outstanding membership interests in Hi-Crush Whitehall LLC, the entity that owns the Whitehall facility, a Northern White frac sand processing facility with 80.7 million tons of proven recoverable frac sand reserves on 1,447-acres, with an annual processing capacity of approximately 2.86 million tons of frac sand per year from Hi-Crush Proppants LLC ("Proppants"). In addition, Hi-Crush acquired the remaining 2% ownership interest in Augusta from Proppants and additional properties located near the Whitehall facility (together the "Whitehall Acquisition"). The Partnership previously owned a 98% interest in the Augusta facility, and the acquisition of the remaining 2% ownership interest increases the Partnership's ownership share of the Augusta facility to 100%. Consideration for the Whitehall Acquisition was $140 million in cash and an agreement to pay contingent earnout consideration up to $65 million to Proppants over a two-year period.

Hi-Crush announced that underwriters have exercised the full overallotment option on its previously completed public offering of common units. On February 24, 2017, Hi-Crush priced a primary public offering of 20,500,000 units representing limited partnership interests in the Partnership (the "common units") at $18.00 per common unit for total gross proceeds of approximately $369 million. In connection with the offering, the Partnership granted the underwriters a 30-day option to purchase up to an additional 3,075,000 common units on the same terms. With the underwriter’s exercise of the overallotment option, Hi-Crush sold a total of 23,575,000 public common units in the offering, raising total gross proceeds of approximately $424 million (before underwriters' compensation and estimated expenses).

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, are primarily located in Wisconsin, consisting of "Northern White" raw frac sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. In March 2017, we acquired regional raw frac sand reserves located in the Permian Basin and are currently constructing a 3 million ton per year production facility. Once completed, we will own and operate 13.4 million tons per year of frac sand production capacity. Our Wisconsin reserves are strategically located with direct access to major U.S. railroads for efficient distribution to in-basin terminals, while our Texas reserves are positioned within close proximity to significant basin activity for advantaged truck transportation. We own and operate a network of strategically located terminals and an integrated distribution system throughout North America, including our PropStreamTM integrated logistics solution, which delivers proppant into the blender at the well site. For more information, visit www.hicrush.com.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293